Exhibit 99

FIRST SAVINGS FINANCIAL GROUP, INC. DECLARES THREE-FOR-ONE STOCK SPLIT AND AUTHORIZES STOCK REPURCHASE PLAN

Jeffersonville, Indiana — August 16, 2021. First Savings Financial Group, Inc. (NASDAQ: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), today announced that it has approved and declared a three-for-one stock split in the form of a stock dividend on its outstanding shares of common stock. Each stockholder of record as of the close of business on August 31, 2021 will receive two additional shares of Company common stock for each share then held, to be distributed after the close of business on September 15, 2021. Based on the number of shares currently outstanding the Company will have a 7,124,388 shares of common stock outstanding on a split-adjusted basis.

The Company has also authorized a program to repurchase up to 356,220 shares of the Company’s outstanding common stock, or approximately 5% of shares currently outstanding on a split-adjusted basis. The timing and amount of any repurchases will depend on various factors, including but not limited to, market conditions, stock price, and alternative uses of capital. Repurchases may be transacted in the open-market or in negotiated private transactions and may be conducted pursuant to a trading plan adopted in accordance with Securities and Exchange Commission Rule 10b5-1.

The newly authorized repurchase program will be effective September 16, 2021. The Company’s ongoing repurchase program, authorized in November 2012 and under which 115,592 shares remain to be repurchased, will remain in effect until the close of business on September 15, 2021, at which time it will terminate whether or not any shares then remain to be repurchased.

Larry W. Myers, President and CEO stated: “We have been very pleased with the financial performance of our organization over the long-term, which has delivered high levels of profitability despite challenging economic adversity and substantial capital strength that has outpaced significant loan and asset growth. We are immensely grateful for and exceptionally proud of the extraordinary efforts of our talented, dedicated team and perseverance of our loyal and steadfast clients. Because of their duty of responsibility and commitment to excellence, the Company is able to deliver meaningful value to our shareholders, including the opportunity to repurchase common shares. The new common stock repurchase program and stock split are designed to facilitate the Company’s efficient management of capital and further enhance the long-term shareholder value.”

First Savings Bank is an entrepreneurial community bank headquartered in Jeffersonville, Indiana, which is directly across the river from Louisville, Kentucky, and operates fifteen depository branches within southern Indiana. The Bank also has three national lending programs, including single-tenant net lease commercial real estate, SBA lending and residential mortgage banking, with offices located throughout the United States. The Bank is a recognized leader, both in its local communities and nationally for its lending programs. The employees of First Savings strive daily to achieve the organization’s vision, We Expect To Be The BEST community BANK, which fuels our success. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “FSFG”.

Contact:

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724